LOGO OF TPG

                                September 1, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                This letter confirms that Clive D. Bode and John E. Viola are authorized and designated to sign all securities related filings with the
Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf.
This authorization and designation shall be valid for three years from the date of this letter.

                                        Very truly yours,

                                        /s/ James G. Coulter
                                        ---------------------------------------
                                        James G. Coulter